[BINGHAM McCUTCHEN LLP LETTERHEAD]

Exhibit 5.1

April 11, 2003

NII Holdings, Inc.
NII Holdings (Cayman), Ltd.
McCaw International (Brazil), Ltd.
Nextel International (Services), Ltd.
Nextel International (Uruguay), Inc.
NII Funding Corp.
Nextel International (Mexico), Ltd.
Airfone Holdings, Inc.
Nextel International (Peru) LLC
Nextel International (Indonesia) LLC
10700 Parkridge Boulevard, Suite 600
Reston, VA 20191

Re:	Registration Statement on Form S-3 Under the Securities Act of 1933, As Amended (File No. 333-102077)

Gentlemen:

We have acted as (i) special counsel to NII Holdings, Inc., a Delaware corporation (“NII Holdings”), (ii) special United States of America counsel to NII Holdings (Cayman), Ltd., a company incorporated under the laws of the Cayman Islands (“NII Holdings (Cayman)”), (iii) special counsel to McCaw International (Brazil), Ltd., a Virginia corporation (“MIBL”), Nextel International (Services), Ltd., Nextel International (Uruguay), Inc., NII Funding Corp., Nextel International (Mexico), Ltd., and Airfone Holdings, Inc., all Delaware corporations (collectively with NII Holdings, the “U.S. Guarantors”), and (iv) special United States of America counsel to Nextel International (Peru) LLC and Nextel International (Indonesia) LLC, both of which are companies incorporated under the laws of the Cayman Islands (collectively the “Foreign Guarantors”, together with the U.S. Guarantors, the “Guarantors”, and together with NII Holdings (Cayman) and the U.S. Guarantors, the “NII Companies”), in connection with the Registration Statement on Form S-3, as amended (File No. 333-102077) (the “Registration Statement”), filed by NII Holdings, NII Holdings (Cayman) and the subsidiary registrant guarantors, including the Guarantors, (collectively the “Registrants”) with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration of 11,461,283 shares of the Common Stock, $0.001 par value per share, of NII Holdings (the “Shares”), $98,219,990 initial principal amount of 13% Senior Secured Discount Notes due 2009 of NII Holdings (Cayman) (the “Notes”), and the Note Guarantees of the subsidiary registrant guarantors (the “Note Guarantees”) as defined in the Indenture, filed as Exhibit 4.1 to the Registration Statement, dated as of November 12, 2002 and among NII Holdings (Cayman), the subsidiary registrant guarantors listed on the signature pages thereto, and the trustee thereunder (the “Indenture”). NII Holdings (Cayman) and the Foreign Guarantors are referred to herein collectively as the “Foreign NII Companies”. Capitalized terms used herein and not defined shall have the respective meanings ascribed to them in the Indenture.

As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied, with your permission, entirely upon certificates of officers of the Registrants and have assumed, without independent inquiry, the accuracy of all of such statements of fact and of such certificates.

In connection with this opinion, we have examined originals or copies of the following documents:

(i)	the Registration Statement;

(ii)	the Indenture;

(iii)	the Notes;

(iv)	the Note Guarantees;

(v)	the certificates of incorporation of each U.S. Guarantor, certified by the Secretary of State or other appropriate state official of its jurisdiction of incorporation, or, in the case of NII Holdings, certified by an officer as of November 12, 2002, as being true, complete and correct and in full force and effect;

(vi)	the bylaws of each U.S. Guarantor, certified by an officer of such Guarantor as of November 12, 2002 as being true, complete and correct and in full force and effect;

(vii)	the certificates of certain officers of certain of the U.S. Guarantors, dated as of November 12, 2002, attaching copies of their respective Governing Documents, setting forth the resolutions adopted by their respective boards of directors, and containing information as to the titles, incumbency, and specimen signatures of their respective officers;

(viii)	the certificates of the Secretary of the State of Delaware certifying as to the good standing and legal corporate existence of NII Holdings, Nextel International (Services), Ltd., Nextel International (Uruguay), Inc., NII Funding Corp., Nextel International (Mexico), Ltd., and Airfone Holdings, Inc, dated April 9, 2003, and the certificate of the State Corporation Commission of Virginia certifying as to the good standing and legal corporate existence of McCaw International (Brazil), Ltd., dated April 9, 2003; and

(ix)	the Order of the United States Bankruptcy Court for the District of Delaware, dated October 28, 2002, confirming the Chapter 11 Plan of Reorganization of NII Holdings, Inc. (the “Plan of Reorganization”).

The documents specified in items (ii) through (iv) above are referred to herein, collectively, as the “Financing Documents”. We have examined the documents listed in the preceding paragraph and such other corporate and public records and agreements, instruments, certificates and other documents as we have deemed necessary or appropriate for the purposes of this opinion.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the internal substantive laws (other than state tax, antitrust “blue sky” and securities laws, as to which we express no opinion) of the State of New York as applied by courts located in New York (“New York Law”); the federal laws of the United States of America (except for antitrust and securities laws, as to which we express no opinion); the Delaware General Corporation Law and the Delaware Constitution as applied by the courts of Delaware; and the Virginia Stock Corporation Act as applied by the courts of Virginia; and we express no opinion as to any other laws or to the laws of any other jurisdiction. We express no opinion as to any laws or regulations relating to communications matters.

Our opinion in paragraph 4 below is limited solely to the federal income tax laws of the United States, does not cover matters arising under the laws of any other jurisdiction, and is based on our analysis of the current provisions of the Internal Revenue Code of 1986, as amended, existing case law, existing Treasury Regulations, and existing published revenue rulings and procedures of the Internal Revenue Service that are in effect as of the date hereof, all of which are subject to change and new interpretation, both prospectively and retroactively. Any such changes or new interpretations, as well as changes in the facts as they have been represented to us, could affect our analysis and conclusions.

We note that the Indenture and certain of the other Financing Documents contain provisions stating that they are to be governed by the laws of the State of New York (each contractual choice of law clause being referred to as a “Chosen-Law Provision”). Except to the extent that such a Chosen-Law Provision is made enforceable by New York General Obligations Law Section 5-1401, as applied by a New York state court or a federal court sitting in New York and applying New York choice of law principles, no opinion is given herein as to any Chosen-Law Provision, or otherwise as to the choice of law or internal substantive rules of law that any court or other tribunal may apply to the transactions contemplated by the Indenture and the other Financing Documents.

Our opinion is further subject to the following exceptions, qualifications and assumptions, all of which we understand to be acceptable to you:

(a)	We have assumed without any independent investigation that (i) each party to the Indenture and the other Financing Documents, other than the U.S. Guarantors, at all times relevant thereto, is validly existing and in good standing under the laws of the jurisdiction in which it is organized, and is qualified to do business and in good standing under the laws of each jurisdiction where such qualification is required generally or is necessary in order for such party to enforce its rights under such Financing Documents, (ii) each party to the Indenture and the other Financing, other than the U.S. Guarantors, at all times relevant thereto, had and has the full power, authority and legal right under its certificate of incorporation, partnership agreement, by-laws, and other governing organizational documents, and the applicable corporate, partnership, or other enterprise legislation and other applicable laws, as the case may be, to execute, deliver, and perform its obligations under the Indenture and the other Financing Documents, and (iii) each party to the Indenture and the other Financing Documents other than the U.S. Guarantors, has duly authorized, executed, and delivered each of the Financing Documents to which it is a party.

(b)	We have assumed without any independent investigation that each of the Indenture and the other Financing Documents is a valid, binding and enforceable agreement of each party thereto other than the NII Companies.

(c)	The enforcement of any obligations of, or any security interest granted by, any of the NII Companies or any other Person, whether under any of the Financing Documents or otherwise, may be limited by bankruptcy, insolvency, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights); and we express no opinion as to the status under any fraudulent conveyance laws or fraudulent transfer laws of any of the obligations of, or any security interest granted by, any of the NII Companies or any other Person, whether under any of the Financing Documents or otherwise.

(d)	The enforcement of any of your rights, or the rights of any person or entity benefited by the Indenture or the Financing Documents, may in all cases be subject to an implied duty of good faith and fair dealing and to general principles of equity, including, without limitation, concepts of materiality and reasonableness (regardless of whether such enforceability is considered in a proceeding at law or in equity), whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought and, as to any rights to any applicable collateral security, will be subject to a duty to act in a commercially reasonable manner.

(e)	We have assumed that (i) NII Holdings is the corporate parent of NII Holdings (Cayman) and the other U.S. Guarantors, owning all of the outstanding capital stock of each; and (ii) each of the Financing Documents to which any U.S. Guarantor is a party (A) in the case of MIBL, is necessary or convenient to carry out its business and affairs, or (B) in the case of each other U.S. Guarantor is necessary or convenient to the conduct, promotion or attainment of the business of such U.S. Guarantor.

(f)	We express no opinion with respect to whether acceleration of the Notes may affect the collectibility of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon.

Based upon the foregoing, and subject to the limitations and qualifications set forth below, we are of the opinion that:

1.	The Shares have been duly authorized and validly issued by NII Holdings and are fully paid and non-assessable.

2.	The execution and delivery by each of the U.S. Guarantors of the Indenture and the other Financing Documents to which it is a party, and the performance by each of the U.S. Guarantors of its obligations under the Indenture and the other Financing Documents to which it is a party, are within such U.S. Guarantor’s corporate powers and have been duly authorized by all requisite corporate action on the part of such U.S. Guarantor. Each of the U.S. Guarantors has duly executed and delivered each of the Financing Documents to which it is a party.

3.	Each of the Indenture and the other Financing Documents to which any of the NII Companies is a party constitutes a valid and binding obligation of such NII Company, enforceable under New York Law against such NII Company in accordance with its terms.

4.	The statements in the Registration Statement under the heading “Certain U.S. Federal Income Tax Considerations” are, insofar as they are statements of United States federal income tax laws or legal conclusions thereunder, accurate in all material respects in summary form and fairly represent the information presented.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the reference to us under the heading “Legal Matters” in the related prospectus.

Very truly yours,

/s/ BINGHAM McCUTCHEN LLP

BINGHAM McCUTCHEN LLP